                                                                   EXHIBIT 10.18


CONFIDENTIAL                                          CERTAIN CONFIDENTIAL
                                                      TREATMENT CONTAINED IN
                                                      THIS DOCUMENT, MARKED BY
                                                      BRACKETS AND DENOTED BY AN
                                                      ASTERISK, HAS BEEN OMITTED
                                                      AND FILED SEPARATELY WITH
                                                      THE EXCHANGE COMMISSION
                                                      PURSUANT TO 17 C.F.R.
                                                      SECTIONS 200.80(b)(4),
                                                      200.83 and SECTION
                                                      230.406.


                            PATENT LICENSE AGREEMENT


         THIS PATENT LICENSE AGREEMENT (the "Agreement") is made and entered into this 21st day of December, 1995 between AirTouch Communications, Inc., a Delaware corporation, formerly known as AirTouch Communications of California, a California corporation (hereinafter "AirTouch"), and Coral Systems, Inc., a Delaware corporation, (hereinafter referred to as "Licensee").

                                    RECITALS

         WHEREAS, Licensee is engaged in the business of making and/or selling goods used to prevent wireless telecommunications fraud, and desires to obtain from AirTouch certain limited rights to the Licensed Patent (defined below) upon the terms and conditions set forth in this Agreement, and

         WHEREAS, AirTouch has certain technical expertise in wireless telecommunications fraud, including fraud prevention, and desires to grant to Licensee certain limited rights to the Licensed Patent upon the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions below, the parties agree as follows:

                                   AGREEMENT

I.       DEFINITIONS

         A. Affiliate. An "affiliate" of any person or entity is any entity controlling, controlled by, or under common control with such person or entity. For purposes of this Agreement, "controlling, controlled by, or under common control" means, in the case of a corporation, ownership of greater than 50% of the outstanding voting stock, and in the case of a partnership, ownership of greater than 50% of the general partner interest in either capital accounts or profits.

         B. Effective Date. The "Effective Date" shall be the date first stated above.

         C. Licensed Patent. The "Licensed Patent" licensed hereunder and referred to herein shall consist of United States patent number 5,420,910 to Rudokas, et al., entitled METHOD AND APPARATUS FOR FRAUD CONTROL IN CELLULAR TELEPHONE SYSTEMS UTILIZING RF SIGNATURE COMPARISON, and all United States divisional and continuation applications and all foreign filings based upon

CONFIDENTIAL                                    CONFIDENTIAL TREATMENT REQUESTED


the specification contained in U.S. patent no. 5,420,910 or serial no. 08/389,348, but not continuations in part applications. AirTouch has one divisional application, which is serial no. 08/389,348, entitled METHOD AND APPARATUS FOR FRAUD CONTROL IN CELLULAR TELEPHONE SYSTEMS. A copy of both items is attached as Exhibit A.

         D. Products. The "Product(s)" shall mean the Licensee developed, licensed, or otherwise acquired equipment and products which incorporate the subject matter as claimed in the Licensed Patent and are marketed and distributed by Licensee through any of its distribution channels. The Products are listed in Exhibit B.

         E. Net Sales Revenue. The "Net Sales Revenue" from any Product(s) shall mean the actual revenues collected by Licensee from the sale of such Product(s) in the United States minus all costs of shipment and refunds but not minus any taxes.

II.      LICENSE GRANT

         A. Grant. AirTouch grants to Licensee a world-wide, royalty-bearing, non-exclusive, license of limited transferability for the term of this Agreement to make, have made, sell, use, replicate, copy, and incorporate the subject matter as claimed in the Licensed patent and to manufacture, have manufactured, distribute, and sell Products which incorporate the subject matter as claimed in the Licensed Patent, subject to the conditions and restrictions in this Agreement.

                 1. AirTouch has the option to terminate the above license grant prior to the expiration of the term of this Agreement if Licensee fails to remit the Earned Royalties amounts set forth in Section X.C. below.

         B. Limitation On Rights Granted. Licensee shall only have the rights to the Licensed Patent as are specified according to the terms and conditions contained in this Agreement.

III.     PRODUCT PURCHASE BY AIRTOUCH

         A. Discount To AirTouch. In recognition of the significant expenditure of resources by AirTouch, both financially and otherwise, in the development of the Licensed Patent, Licensee shall sell Products to AirTouch or any of its Affiliates at prices equal to the least of: (i) [ * ] off the
then-current retail price, (ii) [             *             ] (as set forth
below), or (iii) prices consistent with then-current pricing practices.

CONFIDENTIAL                                    CONFIDENTIAL TREATMENT REQUESTED


         B.     [           *         .]  Licensee agrees that, during the term
of this Agreement, [
                                 *
                                                                    ] with
respect to the sale of any updates, developments, enhancements, or modifications to Products ("Product Improvements") are not or will not be [
                        * ] after the effective date of this Agreement, to any other customer of Licensee or quoted by Licensee to any such prospective customer, after the Effective Date hereof, when such customer is thereby granted such terms. If Licensee, during the term of this Agreement, [
                                    *
            ] Licensee shall promptly notify AirTouch of such arrangement, and the [
                                    *
                          ]

IV.      OWNERSHIP OF THE LICENSED PATENT

         A. Ownership By AirTouch. By operation of and performance under this Agreement, Licensee acquires only the right to the Licensed Patent as specified herein and does not acquire any right of ownership in or to the Licensed Patent. All rights, title, and interest in the Licensed Patent and updates, developments, enhancements, or modifications thereto made by AirTouch or its Affiliates shall at all times remain with AirTouch.

         B. Ownership By Licensee. All rights, title, and interest in any updates, developments, enhancements, or modifications made to the Licensed Patent which may be developed by Licensee for use in connection with the Licensed Patent ("Developments") shall at all times remain with Licensee. Licensee agrees that it will promptly notify AirTouch of, and communicate full information in writing covering, any such Developments. Licensee shall grant AirTouch, under mutually agreeable terms, a perpetual, nonexclusive license to make, have made, sell, and use the Developments for AirTouch and its Affiliates.

V.       PRODUCT MARKETING

         A. AirTouch's Trademarks. AirTouch has adopted and owns certain trade names, logos, trademarks and service marks used in identifying and marketing AirTouch technology, products and services ("Trademarks"). Licensee recognizes and consents for all purposes that all Trademarks, whether or not registered, constitute the exclusive property of AirTouch and cannot be used by Licensee except as specified in this Agreement, nor shall Licensee use any confusingly similar Trademarks. Licensee may use the following statement in the marketing of Products: "Incorporating AirTouch's

CONFIDENTIAL


patented technology."  Licensee must affix the following statement to all
Products: "Pat. No. 5,420,910 and Pat. Pend." Nothing contained in this Agreement shall be construed as conferring any additional rights upon Licensee to use in advertising, publicity, or other promotional activities any Trademark, other than that specifically set forth above, unless the prior express written permission of AirTouch has been obtained.

         B. Publicity. The parties shall mutually plan and agree upon the contents, form, and manner of publicity of, and shall not respond to inquiries from members of the public media if such inquiries concern, the contents of this Agreement and the details of the transactions contemplated by this Agreement. In no event shall the parties act unilaterally under the foregoing unless otherwise required to by law.

VI.      REPRESENTATIONS AND WARRANTIES OF AIRTOUCH

         A. AirTouch hereby represents and warrants to Licensee as follows:

                 1. That it has the full and exclusive right and power to enter into and perform according to the terms of this Agreement, and that it has the exclusive right to grant to Licensee each of the rights herein granted to Licensee.

                 2. Other than as indicated in paragraph A.4. below, that no other person or organization or entity has or will have any right, title, or interest in or to all or any portion of the Licensed Patent which would in any way curtail or impair any of the rights granted to Licensee herein, and that it has not heretofore done or permitted to be done, and will not hereafter do or authorize or permit to be done, any act or thing which is or may be in any way inconsistent with or which may in any way curtail or impair any right herein granted to Licensee.

                 3. That it now owns or controls or will, at all times material hereto, own or control all right, title, and interest in and to the Licensed Patent free from any encumbrances which would in any way curtail or impair any of the rights granted to Licensee herein.

                 4. That it is not the subject of any claim, action, or proceeding involving the Licensed Patent, except AirTouch is aware of U.S. patent number 5,329,591 to Magrill, entitled TRANSMITTER IDENTIFICATION AND VALIDATION SYSTEM AND METHOD.

         B. Nothing in this Agreement shall be construed as a warranty or representation by AirTouch as to the validity or scope of any patent right or that anything derived or substantially derived from the Licensed Patent is or will be free from infringement of patents or intellectual property rights of third persons. Furthermore,

CONFIDENTIAL


nothing in this Agreement shall be construed as a requirement that AirTouch file any patent or copyright application, secure any patent or copyright, or maintain any patent or copyright in force or as an obligation, on AirTouch's part, to bring or prosecute actions or suits against third parties for infringement.

AIRTOUCH MAKES NO, AND HEREBY DISCLAIMS ANY WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE WARRANTIES OF DESIGN, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, OR ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE WITH REGARD TO THE PERFORMANCE OF THE LICENSED PATENT PROVIDED TO LICENSEE HEREUNDER. AIRTOUCH DOES NOT MAKE AND EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY TO ANY END USER OR THIRD PARTY (INCLUDING WITHOUT LIMITATION DEALERS, DISTRIBUTORS AND ORIGINAL EQUIPMENT MANUFACTURERS) WITH RESPECT TO THE LICENSED PATENT, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF DESIGN, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. LICENSEE SHALL NOT HAVE THE RIGHT NOR CLAIM TO HAVE THE RIGHT TO MAKE OR PASS THROUGH ANY SUCH WARRANTY OR REPRESENTATION ON BEHALF OF AIRTOUCH TO ANY SUCH END USER OR THIRD PARTY.

THE EXISTENCE OF MORE THAN ONE CLAIM, SUIT, OR PROCEEDING SHALL NOT EXPAND OR ENLARGE THE LIMITATION OF AIRTOUCH'S LIABILITY UNDER THIS AGREEMENT, WHICH (INCLUSIVE OF PROFESSIONAL FEES AND COSTS) SHALL BE NO GREATER THAN THE AGGREGATE AMOUNT OF PAYMENTS ACTUALLY MADE BY LICENSEE TO AIRTOUCH PURSUANT TO
SECTION X BELOW. LICENSEE FURTHER AGREES THAT AIRTOUCH SHALL NOT BE LIABLE FOR INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES INCURRED BY LICENSEE OR ANY OF ITS AFFILIATES OR ANY THIRD PARTY, WHETHER IN AN ACTION IN CONTRACT OR TORT OR BASED ON A WARRANTY, BASED UPON THE USE OF THE LICENSED PATENT BY LICENSEE OR THE DISTRIBUTION, MARKETING, AND LICENSING OF PRODUCTS INCORPORATING THE LICENSED PATENT, EVEN IF AIRTOUCH HAS BEEN NOTIFIED OF THE POSSIBILITIES OF SUCH DAMAGES. THE PARTIES HEREBY ACKNOWLEDGE THAT THE OTHER PORTIONS OF THIS AGREEMENT HAVE BEEN MADE IN RELIANCE UPON INCLUSION OF THE FOREGOING PROVISIONS.

CONFIDENTIAL


VII.     REPRESENTATION AND WARRANTIES OF LICENSEE

         A. Licensee hereby represents and warrants to AirTouch as follows:

                 1. That Licensee shall not use, replicate, copy, sell, or otherwise distribute the Licensed Patent except pursuant to the terms of this Agreement; provided, however, that nothing contained herein shall be construed or intended to prevent or limit Licensee from making or entering into any agreements with other persons, organizations, or entities with respect to activities and/or products that are like or similar to those that are the subject of or contemplated by this Agreement.

                 2. That it will not export any of the Licensed Patent, or any Product incorporating any subject matter as claimed in the Licensed Patent, without first obtaining all required U.S. Government export licenses. In that connection, Licensee represents that it is knowledgeable about U.S. Government export licensing requirements or that will become so prior to engaging, directly or indirectly, in any export transaction involving the Licensed Patent.

                 3. That unless expressly agreed otherwise, it specifically acknowledges that AirTouch is not obligated to provide support, education, maintenance, or the like to Licensee or problem-solving, support, maintenance, documentation or the like to Licensee's dealers, other resellers, or end users. Licensee further acknowledges that it is responsible for the supervision, management, and control of the distribution and use of Products incorporating the subject matter as claimed in the Licensed Patent.

                 4. That it has the full and exclusive right and power to enter into and perform according to the terms of this Agreement and that by entering into this Agreement, Licensee does not cause a breach of any other contract to which it is a party.

                 5. That if the Licensed Patent is used in any fashion, directly or indirectly, in connection with government contracting or subcontracting, including, without limitation, Licensee's performance of any government contracts or subcontracts, then Licensee shall ensure (by means of an appropriate term in the contract with such government entity) that: (i) the Licensed Patent shall not constitute deliverables under any government contract or subcontract, and (ii) no government entity shall acquire, under the terms of any government contract or subcontract, or any applicable government contracting laws, rules or regulations, any rights of any nature in the Licensed Patent.

VIII.    LICENSEE'S INDEMNITY

         A. Licensee hereby agrees to indemnify AirTouch from those damages finally awarded against AirTouch, or settlement payments made to a third person by AirTouch

CONFIDENTIAL


with the consent of Licensee (which consent shall not be unreasonably withheld), and save and hold AirTouch harmless form any and all claims or losses (collectively, the "AirTouch Damages") arising out of or in connection with or by reason of or resulting from a breach of any of the warranties, representations, or agreements made by Licensee herein or for any tort or contract claim, including without limitation, personal injury, wrongful death, or product liability claims, arising in connection with Licensee's use of the Licensed Patent and/or Licensee's manufacture, use, and/or sale of Products.

                 2. AirTouch shall promptly notify Licensee of any third person action to which the indemnity relates and Licensee shall have the right, at its own expense, to control the defense or settlement thereof with counsel of its choice, at Licensee's expense. AirTouch shall provide Licensee with reasonable information, authority, and assistance necessary to perform under this indemnity. Reasonable out-of-pocket expenses incurred by AirTouch for such assistance will be promptly reimbursed by Licensee.

IX.      LEGAL ACTION TO PROTECT THE LICENSED PATENT

         A. AirTouch Controls. Licensee shall, at the request and expense of AirTouch, do such acts or things as AirTouch reasonably requires for the purpose of obtaining, maintaining, enforcing, and preserving AirTouch's rights in the Licensed Patent; provided, however, that Licensee agrees that only AirTouch has the right to bring any infringement action or take any other legal action to enforce its rights. In the event that any unlawful use or copying of Licensed Patent, infringement of AirTouch's rights in the Licensed Patent, or infringement or registration or attempted registration by a third party of the patents, copyrights, or other proprietary rights of AirTouch comes to the attention of Licensee, Licensee shall immediately inform AirTouch in writing, stating the full facts of the infringement or registration or attempted registration known to it, including the identity of the suspected infringer or registrant, the place of the asserted infringement or registration and evidence thereof. Licensee agrees to cooperate fully with AirTouch (at AirTouch's reasonable expense, excluding salaries of Licensee's personnel) if AirTouch sues to enjoin such infringements or to oppose or invalidate any such registration. In determining whether to bring an infringement action, AirTouch agrees to seek an opinion of its patent counsel regarding whether an infringement has occurred and to inform Licensee the results (but not the analysis) of such opinion. Such disclosure shall constitute confidential information and shall not be disclosed to third parties by Licensee. If Licensee disagrees with AirTouch's conclusion, then it may set a mutually convenient time for a meeting among AirTouch personnel and its patent counsel and Licensee's personnel and its patent counsel, in which Licensee and/or its patent counsel may present their position. AirTouch agrees to re- evaluate its conclusion in light of information provided by Licensee and/or its patent counsel and inform Licensee of its final result. Licensee shall not have any further appeal rights to AirTouch.

CONFIDENTIAL                                    CONFIDENTIAL TREATMENT REQUESTED


X.       ROYALTIES

         A. Royalty Rate. In consideration of the license grant made to Licensee hereunder, Licensee agrees to pay to AirTouch the following royalties ("Earned Royalties"):

         1. For the term of this Agreement, Licensee shall pay AirTouch monthly royalty payments of [ * ] of the Net Sales Revenues received by Licensee on proceeds actually collected by Licensee from the sale of Products, less revenues attributable to the sale of Products to AirTouch and its Affiliates, subject to the remainder of this Section X.

         B. Royalties After Termination Or Expiration. Earned Royalties shall be due in accordance with Section X.A. above in the event that any revenues are received by Licensee, during or within 1 year after the expiration or termination of this Agreement, from the distribution or sale of any Licensee developed, licensed, or otherwise acquired equipment if, subsequent to such distribution or sale, the endorser or other applicable third party receives any portion of the Licensed Patent from Licensee for use in connection with such equipment. Licensee hereby agrees to promptly notify AirTouch of such distribution or sale of the Licensed Patent and to promptly remit the applicable Earned Royalty amount due. Licensee also agrees to credit AirTouch's account with Earned Royalties at the time invoicing of a Product occurs.

         C. Minimum Royalties. The minimum royalty payments for each year of this Agreement shall be as follows:

                 1.       for the first year following the Effective Date,
Earned Royalties of at least [                  *                   ] of which
[              *               ] must be paid to AirTouch on or before [     *
        ] and

                 2.       for each successive year after the first year
following the Effective Date, Earned Royalties of at least [      *
                          ] per year to a maximum of [
         *       ] per year.

If Licensee has not made payments of Earned Royalties under Section X.A. meeting the above minimums for each of the periods indicated, then within 30 days following the end of the relevant payment period, Licensee shall pay AirTouch the difference between the minimum Earned Royalties stated above and the amounts actually paid under Section X.A. for the relevant year.

         D. Adjustment. Commencing with the fifth license granted by AirTouch under the Licensed Patent and continuing thereafter, Licensee may request and the parties shall negotiate an adjustment to the Royalty Rate and/or Minimum Royalties to compensate for

CONFIDENTIAL                                    CONFIDENTIAL TREATMENT REQUESTED

reasonable market dilution, if any, associated with AirTouch's granting of five or more licenses under the Licensed Patent. Licensee may request such renegotiation only once per additional license.

XI.      PAYMENT SCHEDULE

         A. Monthly Statements. Within 30 days after the end of each period with respect to which Licensee owes AirTouch any Earned Royalties, Licensee shall furnish AirTouch with a statement, together with payment for any amount due to AirTouch. The royalty statement shall be based upon sales of Products during the calendar month then ended, and shall contain information sufficient to discern how the royalty payment, if any, was computed.

         B. Late Fee. A finance-charge of the lesser of [*] per month or the maximum rate permissible by law will be charged on all amounts past due. Payment of royalties and of all payment obligations will survive expiration or termination of this Agreement.

         C. Taxes. The Minimum Royalties and any late fee due to AirTouch hereunder is exclusive of, and Licensee shall pay, any sales, use, property, license, value added, excise, royalty withholding or similar federal, state or local tax that may be imposed upon or with respect to the Licensed Patent, exclusive of taxes based on AirTouch's net income. Licensee shall indemnify and hold AirTouch harmless against any liability therefor. Licensee shall timely secure and deliver to AirTouch all documents, receipts and governmental approvals relating to the payment of any such taxes by Licensee.

XII.     AUDITS

         A. Licensee To Keep Records. Licensee agrees to keep all proper records and books of account and all proper entries therein relating to the manufacture and sale of Products.

         B. Audits By AirTouch. AirTouch may cause an audit to be made of the applicable records once per calendar year in order to verify statements rendered hereunder. Any such audit shall be conducted only by a certified public accountant (other than on a contingency fee basis) and shall be conducted during regular business hours at Licensee's offices upon five days prior notice to Licensee and in such a manner as not to interfere with Licensee's normal business activities.

         C. Cost Of Audits. AirTouch shall bear the expense of any such audit unless such audit reveals that Earned Royalties paid by Licensee under
Section X for any month are less than 95% of what should have been paid by Licensee for such month, in which

CONFIDENTIAL                                    CONFIDENTIAL TREATMENT REQUESTED

event the costs of such audit shall be borne entirely by Licensee, in addition to and without limitation of any right or remedy AirTouch may have. Prompt payment or any amount found due and owing to AirTouch under this Section, including audit fees and expenses due to AirTouch, shall be made by Licensee within thirty days of notice to Licensee by AirTouch.

XIII.    RIGHTS AND OBLIGATIONS UPON EXPIRATION OR TERMINATION

         A. Term. This Agreement shall terminate upon the expiration of the last United States patent included in the definition of Licensed Patent stated above, unless earlier terminated by agreement of the parties or terminated by either party in accordance with the provisions of this Agreement.

         B. Pre-Existing Orders And Inventory. Upon the expiration or termination of this Agreement, Licensee shall have the right to complete pre-existing orders for Products and to continue to see or otherwise dispose of Products in Licensee's inventory on the date of such termination or expiration, and Licensee shall have the right to continue to manufacture replacement parts for Products to the extent necessary to support Products at the then existing royalty rates. Except for those specific purposes set forth in this paragraph, Licensee shall cease all use of the Licensed Patent upon the expiration or termination of this Agreement.

         C. Payment Of Earned Royalties. Any and all sales or other dispositions of Products made under the provisions of this Section XIII shall be subject to the Earned Royalties obligations specified in Section X above.

         D. Return Of AirTouch Property. Upon any expiration or termination of this Agreement, Licensee's right to possess and use any of the proprietary information of AirTouch shall terminate and Licensee shall promptly deliver to AirTouch all such proprietary information and copies thereof in its possession or under its control. Each party shall reasonably assist the other in effecting an orderly termination of the business affairs contemplated hereunder.

         E. Licensee's Termination Right. Licensee, at its option, may terminate this Agreement upon at least 60 days' written notice to AirTouch, provided that on or before the date the termination becomes effective, Licensee shall have paid AirTouch a minimum amount of Earned Royalties of [
           * ] in the calendar year which Licensee sends the notice to AirTouch.

CONFIDENTIAL


XIV.     FORCE MAJEURE

Neither party shall be liable to the other for its failure to perform any of its obligations under this Agreement, except for payment obligations, during any period in which such performance is delayed because of or rendered impractical or impossible due to circumstances, other than financial, beyond its reasonable control, which shall include, without limitation, fire, flood, earthquake or other casualty; labor disputes; inability to procure supplies or power; war or other violence; or law, order, regulation, ordinance or requirement of any governmental agency; provided that the party experiencing the delay promptly notifies the other of the delay and the reason(s) therefor.

XV.      GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of California as applied to agreements executed in California by California residents.

XVI.     NOTICES AND REQUESTS

All notices and requests in connection with this Agreement shall be deemed given as of the day they are received, whether by confirmed telecopy, messenger, delivery service, or in the U.S. mails, postage prepaid, certified or registered, return receipt requested, and addressed as follows:



         AirTouch:

                 AirTouch Communications, Inc.
                 1340 Treat Boulevard, Suite 500
                 Walnut Creek, CA  94596
                 Attn:  Mike Scullin
                 Phone:  (510) 988-4421
                 Fax:    (510) 988-4487

                 with a cc to:

                 AirTouch Communications, Inc.
                 Legal Department
                 One California Street, 21st Floor
                 San Francisco, CA  94111
                 Attn:  Intellectual Property Counsel
                 Phone:  (415) 658-5121
                 Fax:    (415) 658-2287

CONFIDENTIAL



         Licensee:

                 Coral Systems, Inc.
                 1500 Kansas Avenue, Suite 2E
                 Longmont, CO  80501P
                 Attn:   Howard Kaushansky, Esq.
                 Phone:  (303) 772-5800
                 Fax:    (303) 772-8230


or to such other address as the party to receive the notice or request so designates by written notice to the other.

XVII.    CONFIDENTIALITY

The parties agree, both during the term of this Agreement and for a period of 5 years after expiration or termination of this Agreement and of all licenses granted hereunder to hold in confidence information which is confidential to the other as described more fully in the Nondisclosure Agreement by and between the parties dated October 1, 1993. The parties agree further that, except as specifically set forth in this Section XVII, any exchange of proprietary information between the parties in connection with this Agreement shall be made pursuant to the terms of such Nondisclosure Agreement.

XVIII.   ASSIGNMENT AND BINDING EFFECT

         A. No Assignment. This Agreement may not be assigned, transferred or encumbered in whole or in part by Licensee without the written consent of AirTouch, which consent shall not be unreasonably withheld.

         B. Agreement Binding on Successors. Subject to the limitations stated in this Agreement, this Agreement will inure to the benefit of and be binding upon the parties, their successors, administrators, heirs, and permitted assigns.

XIX.     INDEPENDENT CONTRACTORS

This Agreement is intended solely as a license agreement, and no partnership, joint venture, agency, or other form of agreement or relationship is intended.

XX.      ENTIRE AGREEMENT AND MODIFICATIONS

The parties acknowledge that they have read this Agreement and understand it, and they agree to be bound by all its terms and conditions. They further agree that this Agreement and attachments constitute the entire, final, complete and exclusive agreement between

CONFIDENTIAL


the parties with respect to the subject matter hereof and merges all prior and contemporaneous oral and written communications. This Agreement shall not be modified except by a written agreement signed on behalf of AirTouch and Licensee by their duly authorized representatives.

XXI.     SEVERABILITY AND WAIVER

In the event any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement will remain in full force and effect to the extent that the intent of the parties is still effectuated by the remaining provisions. If the parties' intent cannot be effectuated by the remaining provisions, then this Agreement shall automatically terminate. Any waiver (express or implied) by either party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

AirTouch Communications, Inc.              Coral Systems, Inc.


By: /s/ DON WINTERS                        By: /s/ ERIC A JOHNSON
    -----------------------------              --------------------------------
Name:  Don Winters                         Name:  Eric A. Johnson
     ----------------------------               -------------------------------
Title:  Managing Director                  Title:   President and CEO
        Corporate Technology                     ------------------------------
      ---------------------------